EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Newport International Group, Inc.



        We consent to incorporation by reference into the registration statement on Form S-8 of Newport International Group, Inc. pertaining to the issuance of up to 12,000,000 shares of common stock under the 2002 Stock Option and Stock Award Plan, as Amended, of our report dated April 9, 2004, relating to the balance sheet of Newport International Group, Inc. as of December 31, 2003 and the related statements of operations and comprehensive loss, changes in stockholders' deficiency, and cash flows for the year then ended, which report appears in the Form 10-KSB of the Company dated April 16, 2004.


/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
August 3, 2004